                                                                               .
                                                                               .
                                                                               .
BRUNSWICK CORPORATION                                             EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

                                                                                            YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------------------------
                                                                        2002       2001       2000      1999       1998      1997
                                                                      --------   --------  ---------  --------   --------  --------
EARNINGS AS ADJUSTED
           Earnings from continuing operations                           103.5       84.7      202.2     143.1      154.4     111.3
Plus:      Income tax provision                                           58.1       47.5      121.1      76.2       90.9      62.5
           Interest and other financial charges included in expense       43.3       52.9       67.6      61.0       62.7      51.3
           Interest portion of rent expense                               14.2       13.4       12.5      11.3       11.0       8.9
           Dividends received from less-than 50% owned affiliates          0.1        0.1        0.1       0.1        0.1         -
Less:      Equity in earnings of less-than 50% owned affiliates            0.8        0.3        0.2       0.2        0.2       0.2
                                                                      --------   --------  ---------  --------   --------  --------
                                                                         220.0      198.9      403.7     291.9      319.3     234.2
                                                                      ========   ========  =========  ========   ========  ========

FIXED CHARGES
           Interest and other financial charges                           58.1       47.5       67.6      61.0       62.7      51.3
           Interest portion of rent expense                               14.2       13.4       12.5      11.3       11.0       8.9
           Capitalized interest                                            0.8          -          -       0.6        2.0         -
                                                                      --------   --------  ---------  --------   --------  --------
                                                                          73.1       60.9       80.1      72.9       75.7      60.2
                                                                      ========   ========  =========  ========   ========  ========

RATIO OF EARNINGS TO FIXED CHARGES                                         3.0x       3.3x       5.0x      4.0x       4.2x      3.9x
                                                                      --------   --------  ---------  --------   --------  --------


(a) For computation of the ratio of earnings to fixed charges, "earnings" have been calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.